On September 25, 2006, Pacific filed an amendment to its annual report on Form 10-K for the year ended December 31, 2005. ("2005 10-K")

      Pacific learned that it had not used the correct accounting principles. It had treated its Series A Convertible Preferred Stock ("A Preferred") as debt, while those shares should have been treated as temporary equity.

      To correct its error, the Company was obligated to restate its financial statement and other financial information contained in its Annual Report on Form 10-K for the December 31, 2005 fiscal year.

      The restatement resulted in an increase of net loss attributable to common stockholders of $556,916 (from $357,270 to $914,186) and $369,132 (from net income of $327,527 to a net loss of ($41,605)) for the years ended December 31, 2005 and 2004, respectively.

      Additionally, the company restated its financial statements for its quarter ended June 30, 2005 contained its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and restatements will be required for the quarters ended September 30, 2005 and March 31, 2006 in its next two quarterly reports.

      The restatement did not alter Pacific's then current assets or current liabilities. For further information, see Pacific's following filings with the
SEC:

               FILING                         DATE
               ------                         ----
               Form 8-K                       October 16, 2006
               Form 10-Q/A                    September 26, 2006
               From 10-K/A                    September 25, 2006

About Pacific CMA

Pacific CMA is an international, supply-chain management company, providing air and ocean freight forwarding, contract logistics, and other logistics-related services. The Company's large and diverse global and local customers operate in industries with unique supply chain requirements, such as the apparel and technology industries. Its AGI Logistics (HK) Ltd. operating unit, based in Hong Kong, is focused on integrated logistics, freight forwarding and warehousing services in the Far East region and Mainland China. Its Airgate International operating unit, founded in 1995, is based in New York and primarily handles import air and ocean shipments from the Far East and Southwest Asia to the United States. The newest division, Paradigm Global Logistics, is located in Los Angeles. For more information, please refer to the Company's Web site: http://www.pacificcma.com.

Forward-Looking Statements

This press release may contain statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933,
Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company. These forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "plan," "estimate," "approximately," "intend," and other similar words and expressions, or future or conditional verbs such as "should," "would," "could," and "may." In addition, the Company may from time to time make such written or oral "forward-looking statements" in filings with the Securities and Exchange Commission (including exhibits thereto), in its reports to shareholders, and in other communications made by or with the approval of the Company. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission.

John F. Mazarella
Chief Financial Officer
Pacific CMA Incorporated
Tel: 212-247-0049